Exhibit 10.18

EMPLOYMENT AGREEMENT

by and between

TRANS WORLD CORPORATION

and

RAMI S. RAMADAN

DATED:    as of July 1, 2005

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the first day of July, 2005, by and between TRANS WORLD CORPORATION (“Employer”) and RAMI S. RAMADAN (“Employee”).

W I T N E S S E T H

WHEREAS, Employer is a corporation duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 545 Fifth Avenue, Suite 940, New York, New York 10017, and is engaged in the business of developing, constructing and operating small to medium-sized casino and hotel properties around the world; and,

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced executive management; and,

WHEREAS, Employee is an adult individual who has acted as the Chief Executive Officer and Chief Financial Officer of the Employer since July 12, 1999; and,

WHEREAS, Employee is currently employed by Employer pursuant to an employment agreement dated as of July 12, 2002 (the “Prior Agreement”), which will be terminated upon the execution of this Agreement; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer, under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee hereby covenant and agree as follows:

1.                                       DEFINITIONS.   As used in this Agreement certain words and terms are defined in the body of this Agreement. Other words and terms hereinafter defined have the respective meanings ascribed to them below, unless a different meaning clearly appears from the context:

(a)                                  “Affiliate” – means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, “control,” “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b)                                 “Anniversary” – means each anniversary date of the Effective Date during the Term of this Agreement (as defined in Section 6 hereof).

(c)                                  “Business Day” – means any day other than a Saturday, Sunday or holiday observed by the Federal government of the United States of America.

(d)                                 “Cause” – means:

(i)                                     the willful destruction by Employee of the property of Employer or an Affiliate of Employer having a material value to Employer or such Affiliate;

(ii)                                  fraud, embezzlement, theft, or comparable dishonest activity committed by Employee from Employer or an Affiliate of Employer having a material value to Employer or to such Affiliate;

(iii)                               Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iv)                              Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee’s failure to comply with the lawful directions of Employer’s Board of Directors, that is not cured within fifteen (15) days after Employee has received written notice thereof from the Board;

(v)                                 a willful and knowing material misrepresentation to Employer’s Board of Directors;

(vi)                              a willful violation of a material policy of Employer, which does or could result in material harm to Employer or to Employer’s Affiliates or to Employer’s reputation;

(vii)                           Employee’s material violation of applicable law or regulation relating to the Employee, Employer or the Employer’s Affiliates;

(viii)                        Employee’s failure or inability to become Licensed (as defined in Section 9), or the denial, suspension for a period of more than ninety (90) calendar days, or revocation of a License, by any Gaming Authority requiring that Employee be licensed in order for Employer or Employee to operate in that jurisdiction; or

(ix)                                Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer.

(e)                                  “Change of Control” – means the change in the ownership of Employer, a change in the effective control of Employer or a change in the ownership of a substantial portion of the assets of Employer as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “one person” or “more than one person acting as a group” as defined by Section 409A of the Code: (A) Value Partners, Ltd., a Texas limited partnership (“Value Partners”) or any Affiliate thereof, (B) Timothy G. Ewing or any Affiliate thereof, (C) any Person or Group directly or indirectly having Beneficial Ownership of more than eighty percent (80%) of the issued and outstanding voting power of Employer’s voting securities immediately before the transaction in question, (D) any Person or Group of which Employer has Beneficial Ownership of more than fifty percent (50%) of the voting power of the issued and outstanding voting securities immediately before the transaction in question, and (E) any Person or Group of which more than eighty percent (80%) of the voting power of the issued and outstanding voting securities are owned, directly or indirectly, by Beneficial Owners of more than fifty percent (50%) of the issued and outstanding voting power of Employer’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder as amended (the “Exchange Act”).

(f)                                    “Complete Disability” – means the Employee is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

(g)                                 “Effective Date” – means the effective date of this Agreement, as set forth in the first paragraph, above.

(h)                                 “Good Reason” – means the occurrence, on or after the occurrence of a Change of Control, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i)                                     Employer or its successor or an Affiliate reduces Employee’s Base Salary (as defined in Section 8(a) below);

(ii)                                  Employer or its successor discontinues its Profit Sharing Bonus Plan (as defined in Section 8(b)) in which Employee participates as in effect immediately before the Change of Control without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii)                               Employer or its successor materially reduces the aggregate benefits and perquisites to Employee from those being provided immediately before the Change of Control;

(iv)                              Employer or its successor or any of its Affiliates requires Employee to change the location of Employee’s job or office, so that Employee will be based at a location more than 20 miles from the location of Employee’s job or office immediately before the Change of Control;

(v)                                 Employer or its successor or any of its Affiliates reduces Employee’s responsibilities or title or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported immediately before the Change of Control; or

(vi)                              the successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer or its successor and Employee absent a showing of bad faith on Employee’s part.

(i)            “Prior Employment” – means any prior employment Employee has had with either Employer or any Affiliate of Employer.

2.                                       PRIOR EMPLOYMENT.   This Agreement supersedes and replaces any and all prior employment agreements, change of control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one hand, and Employer or any of Employer’s Affiliates, on the other hand, or under which Employee is a participant. From and after the Effective Date, Employee shall be the employee of Employer under the terms and pursuant to the conditions set forth in this Agreement.

3.                                       BASIC EMPLOYMENT AGREEMENT.   Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a managerial or executive capacity, under a title and with such duties not inconsistent with those set forth in Section 4 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change or as otherwise consented to in writing by Employee.

4.                                       DUTIES OF EMPLOYEE.   Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Chief Executive Officer and Chief Financial Officer of Employer, including, (a) the efficient and continuous operation of Employer and Employer’s Affiliates, (b) the preparation of relevant budgets, allocation of relevant funds and preparation of relevant financial statements and reports, (c) the selection and delegation of duties and responsibilities of subordinates, and (d) the direction, review and oversight of all programs and projects under Employee’s supervision. Employee shall comply with all laws, rules and regulations that relate to the Employer and Employee from time to time during the Term.

5.                                       ACCEPTANCE OF EMPLOYMENT.   Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel, hotel/casino or other similar gaming or gambling, hospitality or resort operation not owned by Employer or any of Employer’s Affiliates. The foregoing notwithstanding, it shall not be a violation of this Agreement for Employee to (a) serve on corporate (upon the prior consent of the Board of Directors, which shall not be unreasonably withheld), civic or charitable boards or committees, or (b) manage personal investments, so long as such activities do not interfere with the performance of Employee’s duties and obligations to Employer under this Agreement.

6.                                       TERM.   Unless sooner terminated as provided in this Agreement, the term of this Agreement commences as of the Effective Date of this Agreement and terminates on December 31, 2007 (the “Term”), provided, however, unless either Employer or Employee notifies the other of its intent not to extend the Term on or prior to September 30, 2007 or on or prior to each September 30th thereafter (if such dates are Business Days, or if not a Business Day, then such notice shall be due on the next succeeding Business Day), then the Term shall be automatically extended for a period of one (1) year to the next December 31st (so, for example, the first extension period would terminate on December 31, 2008) and each extension of the Term to be included in the definition of “Term”).

7.                                       SPECIAL TERMINATION PROVISIONS.  Notwithstanding the provisions of Section 6 of this Agreement, this Agreement, and Employee’s employment, shall terminate upon the occurrence of any of the following events:

(a)                                  automatically upon the death of Employee, the date of death being the effective date of termination (“Date of Termination”), provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee any accrued but unpaid:  (i) Base Salary, (ii) sick pay and (iii) vacation pay to Employee’s estate;

(b)                                 the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee, the date that the Board of Directors of Employer makes a determination of Complete Disability being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination,

Employer must tender to Employee any accrued but unpaid:  (i) Base Salary, (ii) sick pay, and (iii) vacation pay to Employee;

(c)                                  the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause, the date set forth in the notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid: (i) Base Salary, (ii) sick pay and (iii) vacation pay to Employee;

(d)                                 the giving of written notice by Employer to Employee of the termination of this Agreement following a denial, suspension for more than ninety (90) calendar days or revocation of Employee’s License (as defined in Section 9(b) of this Agreement) or the failure of Employee to obtain such License as required by applicable Gaming Authorities as set forth in Section 9(b), the date set forth in the notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee any accrued but unpaid:  (i) Base Salary, (ii) sick pay, and (iii) vacation pay to Employee;

(e)                                  the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, the date set forth in the notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee any accrued but unpaid:  (i) Base Salary, (ii) sick pay,  (iii) vacation pay, and, (iv) in twenty-four (24) equal monthly installments commencing on the Employee’s pay date which is the closest to the date which is not earlier than six (6) months after the Date of Termination and on each monthly Company pay date thereafter, an amount equal to Employee’s monthly Base Salary as of the date of such notice (i.e., 1/12th of the Employee’s annual Base Salary then being paid to him as of the time such notice is given), provided, however, that the twenty-four (24) months of monthly Base Salary payable shall be diminished by one (1) day for each day Employee works after the Effective Date for a period of one (1) year so that, as of July 2, 2006, the number of months of Base Salary to be paid as a result of a termination of Employee’s employment without Cause shall be twelve (12), but shall not be diminished further. So, for example:  (i) if Employee is terminated on December 31, 2005 without Cause, he would be entitled to 17.9 months of Base Salary (720 days (or 24 months) – 184 days (days worked from July 1, 2005 to December 31, 2005) = 546 days divided by 30.4167 (average number of days in a month); or (ii) if Employee is terminated on September 30, 2006 without Cause, he would be entitled to 12 months Base Salary (720 days – 365 days = 365 days divided by 30.4167) (the amount, as adjusted in this Section 7(e), the “Severance Payments”). The parties agree to utilize the assumptions set forth in the above examples to calculate all such payments. Employer also covenants and agrees to maintain and provide, at no cost to Employee, for the earlier of: (x) same period of time as Base Salary payments shall continue as calculated above, or (y) the date Employee obtains subsequent employment where medical insurance coverage is available to him, Employee’s continued participation in all group health and/or medical insurance in which the Employee participated immediately prior to termination of this Agreement as allowed under Section 409A of the Code (“Health Insurance”). In the event Employee’s participation in such

Health Insurance is discontinued or the benefits thereunder are materially reduced (other than as a result of a change that affects all senior management similarly), Employer shall arrange to provide, at Employer’s sole expense, Employee with benefits substantially similar to those which Employee was entitled to receive under such Health Insurance immediately prior to the Date of Termination;

(f)                                    the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, the date thirty (30) days after the date of such notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) days after the Date of Termination, Employer must tender to Employee any accrued but unpaid:  (i) Base Salary, (ii) sick pay, (iii) vacation pay, and (iv) the Severance Payments as set forth in Section 7(e) (iv), above to Employee. Employer shall also provide to Employee the Health Insurance benefits described in Section 7(e), above, for the period beginning on the Date of Termination and ending on the earlier of: (x) the date Employee obtains subsequent employment where medical insurance coverage is available to him, or (y) a period of one (1) year after the Date of Termination; or

(g)                                 at Employee’s sole election in writing as provided in Section 17 of this Agreement, after both a Change of Control and as a result of Good Reason, which election must be made within twenty four (24) months after the Change of Control, the date of which being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee any accrued but unpaid (i) Base Salary, (ii) sick pay, and (iii) vacation pay to Employee. Employer shall also provide to Employee the Health Insurance benefits described in Section 7(e), above, for the period beginning on the Date of Termination and ending on the earlier of: (x) the date Employee obtains subsequent employment where medical insurance coverage is available to him, or (y) a period of one (1) year after the date of termination.

(h)                                 the date which is not less than sixty (60) days after receipt by Employer of written notice from Employee to terminate this Agreement for any or no reason, such date being the effective Date of Termination; provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of the Termination, Employer must tender to Employee any accrued but unpaid (i) Base Salary, (ii) sick pay, and (iii) vacation pay.

(i)                                     Employee shall promptly report to Employer the name and address of his new employer(s) after the Date of Termination and whether such employer(s) has medical insurance that is available to him. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits provided thereunder, the obligations of Employer and its Affiliates under COBRA shall be conditioned upon Employee’s timely making such an election. All payments to be made hereunder shall commence on the effective Date of Termination. All payments made under this Section 7 shall be deemed by the parties to be liquidated damages and Employer shall have no further obligation or liability to Employee thereafter. Employee will be entitled to receive such payments only upon the execution and delivery to Employer of a general release and covenant not to sue satisfactory to the parties.

8.                                       COMPENSATION TO EMPLOYEE.   For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a)                                  Base Salary.   Subject to Section 8(h), Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of no less than Four Hundred Thousand Dollars (USD $400,000.00) per annum during the Term (the “Base Salary”). Employee’s Base Salary shall be payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer. Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Sections 8(b) through (f) of this Agreement. Employee’s Base Salary shall be subject to merit review by Employer’s Board of Directors periodically and may be increased in the sole discretion of the independent Compensation Committee of the Board of Directors and approved by the Board of Directors, but not decreased, as a result of any such review.

(b)                                 Bonus Compensation.   Employee also will be eligible to receive a bonus pursuant to a new profit sharing bonus plan (the “Profit Sharing Bonus Plan”) to be established by October 1, 2006 by the independent Compensation Committee of the Board of Directors, upon consultation with the Employee, who will participate in the Profit Sharing Bonus Plan with other senior executive officers of the Employer. There will be no further “retirement accruals” taken by Employer and all prior accruals will be used to charge the stock and option grants to senior executive officers as permitted or required by  United States generally accepted accounting principals (“GAAP”). The Profit Sharing Bonus Plan will be based on the Employer’s (fiscal) annual audited consolidated net income and return on shareholders’ equity, as adjusted for changes in capital in accordance with then current GAAP. Awards will be based on the terms and conditions of the Profit Sharing Bonus Plan, but will be made at the sole and complete discretion of the Board’s independent Compensation Committee. The Board of Directors will, subject to applicable law and regulation, by October 1, 2006, also establish a Deferred Compensation Plan to be administered by the Compensation Committee of the Board pursuant to which a percentage of Employee’s bonus will be deferred, such percentage to be fixed by the Board of Directors in the year prior to which the deferral is made and which shall be at least 15% of the Employee’s bonus (if any) and will be invested in the voting common stock of Employer. Nothing in this Agreement shall limit the Board’s discretion to adopt, amend or terminate any performance-based bonus plan at any time prior to a Change of Control. All bonuses shall be paid on a date that is not later than two and one half (2.5) months after the end of the calendar year in which the bonus is earned, or if the bonus plan is a multi-year plan, any bonus must be paid not later than two and one half (2.5) months following the end of the bonus plan cycle or December 31 of the year in which the cycle ends.

(c)                                  Employee Benefit Plans.   (i)  Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, disability and/or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans currently in effect or which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s executives during the Term. Nothing in this Agreement shall limit (A) Employer’s ability to exercise the discretion provided to it under any such benefit plan, or (B) Employer’s or its Affiliates’ discretion to adopt, amend or terminate any such benefit plan, at any time prior to a Change of Control.

(ii)                                  Employee agrees that Employer shall have the right during the Term to insure the life of Employee by a policy or policies of insurance in such amount or amounts as it may deem necessary or desirable, and Employer shall be the beneficiary of any such policy or policies and shall pay the premiums or other costs thereof. Employee agrees, upon request, at any time or times during the Term to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modifications thereof.

(d)                                 Expense Reimbursement.   During the Term and provided the same are authorized by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable and documented expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be amended, modified or changed from time to time. Such reimbursable expenses shall include, but are not limited to, (i) reasonable entertainment and promotional expenses, (ii) travel expenses, and (iii) dues and expenses of membership in professional societies. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s expense reimbursement policy.

(e)                                  Automobile Expenses.    Employer shall lease for Employee an automobile of his choice to be used by Employee for Employer’s business and shall pay for certain related costs of its operation, including gas, oil, repairs, maintenance and insurance, for which Employer shall pay no more than $1,800.00 per month.

(f)                                    Option and Stock Grants.

(i)                                     As of the date of, but subject to, the execution of this Agreement, the Board of Directors has granted to Employee, pursuant to the Employer’s 2004 Equity Incentive Plan (the “EIP”), seven year options to purchase an aggregate of 175,000 shares of the Employer’s voting common stock at the following exercise prices:

At	Price

July 1, 2005	$ 2.80 per share

January 1, 2006	2.88 per share

July 1, 2006	2.97 per share

January 1, 2007	3.06 per share

July 1, 2007	3.15 per share

January 1, 2008	3.25 per share

July 1, 2008	3.34 per share

January 1, 2009	3.44 per share

July 1, 2009	3.55 per share

January 1, 2010	3.65 per share

July 1, 2010	3.76 per share

January 1, 2011	3.88 per share

July 1, 2011	3.99 per share

January 1, 2012	4.11 per share

These options will vest cumulatively as follows, if Employee is, at such time, employed hereunder by Employer:

At	Number	Cumulative Vested

July 1, 2005	35,000	35,000

July 1, 2006	+35,000	70,000

July 1, 2007	+35,000	105,000

July 1, 2008	+35,000	140,000

July 1, 2009	+35,000	175,000

All such options are subject to the terms and conditions of the EIP. If there is any conflict between this Agreement and the EIP relating to such options, the EIP shall govern. All options will expire, if not previously exercised, on June 30, 2012.

(ii)                                  As of the date of, but subject to, the execution of this Agreement, the Board of Directors has granted to Employee, pursuant to the EIP, 75,000 shares of restricted voting common stock of Employer that vest cumulatively as follows, beginning with the quarter ended September 30, 2005:

Number	Cumulative Vested	When Vested
25,000	25,000

When the trailing twelve months (“TTM”) earnings per share (excluding extraordinary and unusual items and calculated in accordance with GAAP) from Employer’s continuing operations for any two (2) consecutive fiscal quarters (“TTMEPS”), is equal to or exceeds $0.45 for the first time.

25,000	50,000	When TTMEPS is equal to or exceeds $0.60 for any two (2) consecutive fiscal quarters ended for the first time.

25,000	75,000	When TTMEPS is equal to or exceeds $0.75 for any two (2) consecutive fiscal quarters ended for the first time.

For purposes of this Section 8(f)(ii), the term TTMEPS shall be calculated as the sum of the unaudited earnings per share of Employer for the prior three fiscal quarters as reported pursuant to the Securities Exchange Act of 1934, as amended, plus the unaudited earnings per share for the most recently completed quarter. So, for example, if the trailing twelve months earnings per share for the quarter ended December 31, 2005 were $(0.03), $0.08 for June 30, 2006, $0.12 for September 30, 2006 and $0.13 for December 31, 2006, the “TTMEPS” would be $0.30.

And, for example, if TTMEPS is calculated to be $0.30 as of the quarter ended December 31, 2006 and $0.45 as of the quarter ended March 31, 2007, Employee shall not be vested in any shares of restricted stock as of March 31, 2007. If TTMEPS is calculated to be $0.45 as of the quarter ended March 31, 2007 and $0.61 for the quarter ended June 30, 2007, Employee shall be vested in 25,000 shares of restricted stock as of June 30, 2007.

All restricted stock is subject to the terms and conditions of the EIP. If there is any conflict between this Agreement and the EIP relating to such restricted stock, the EIP shall govern.

(iii)                               All unvested options and unvested restricted stock granted hereunder shall, automatically and without any further action on the part of any Person, terminate upon the effective date of the termination or expiration of this Agreement, except that all unvested options and unvested restricted stock granted hereunder shall, automatically and without any further action on the part of any Person, vest in Employee upon the closing date of a Change of Control of Employer. All such vested options and restricted stock must be surrendered or otherwise converted into cash or securities of the acquiror or exercised as required or permitted by the terms and conditions of the Change of Control documents.

(iv)                              Any extension of the Term of this Agreement beyond December 31, 2007 shall not result in the extension of any option or stock grant vesting or exercise periods set forth above.

(g)                                 Vacations and Holidays. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer’s standard policy, but in no event more than four (4) weeks each year of the Term, to be taken at such times as selected by Employee and approved by Employer, none of which may be carried over to the year after the year in which Employee is permitted to utilize such time, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s standard policy.

(h)                                 Withholdings. All compensation to Employee identified in this Section 8 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance and the like.

9.                                       LICENSING REQUIREMENTS.

(a)                                  Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Gaming Authorities”) pursuant to the provisions of the applicable gaming regulatory statutes and the regulations promulgated thereunder (the “Gaming Laws”). Employer and Employee hereby covenant and agree to use their best efforts, at Employer’s sole cost and expense, to obtain any and all approvals required by the Gaming Laws. In the event that (i) an approval of this Agreement by the Gaming Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 4 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Gaming Authorities, then this Agreement shall be immediately terminable by Employer as set forth in Section 7(d).

(b)                                 Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee may be required to apply for or hold a license, registration, permit or other approval as issued by the Gaming Authorities pursuant to the terms of the applicable Gaming Laws and as otherwise required by this Agreement (the “License”). In the event Employee fails to apply for and secure, or the Gaming Authorities refuse to issue or renew, or revoke or suspend any required License, then Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections, secure the Gaming Authorities’ approval, or reinstate the License, respectively. If the applicable Gaming Authorities deny, revoke, suspend for more than ninety (90) calendar days or refuse to issue any required License, then this Agreement may be terminated by Employer for Cause under Section 7(d).

(c)                                  Employer and Employee hereby covenant and agree that the provisions of this Section 9 shall apply in the event Employee’s duties require that Employee also be licensed by relevant governmental agencies other than the Gaming Authorities.

10.                                 CONFIDENTIALITY.   Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer or unless required by law or court order, during the Term and thereafter, Employee shall hold in the strictest confidence, and shall not disclose to any Person and shall not use for the benefit of himself or any other Person, any and all of Employer’s confidential data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer’s business or development plans, customers or suppliers or those of Employer’s Affiliates, (b) Employer’s or its Affiliates’ development, design, construction or sales and marketing methods or techniques, or (c) Employer’s trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Upon the expiration or termination of this Agreement, Employee shall return to Employer all Employer property, including but not limited to, all Employer confidential information, and Employee shall not retain any such information, regardless of the media on which it is stored or resides.

11.                                 RESTRICTIVE COVENANT; NO SOLICITATION.

(a)                                  Employee hereby covenants and agrees that, during the Term, and for a period of twenty-four (24) months after any termination or expiration of this Agreement within the first twelve (12) months after the Effective Date and for a period of twelve (12) months after any termination or expiration of this Agreement after the first twelve (12) months after the Effective Date, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any gaming or hotel business that is in competition in any manner whatsoever with the business activities of Employer or Employer’s Affiliates, in or within a one hundred (100) mile radius around any market in which Employer or Employer’s Affiliates have gaming and/or hotel operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Section 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

(b)                                 Employee hereby further covenants and agrees that, for the period described in Section 11(a), Employee, his Affiliates or other employer shall not directly solicit or attempt to solicit for employment, or hire or engage as an independent contractor or otherwise obtain the services of any management level employee of Employer or Employer’s Affiliates on behalf of himself or any other Person.

(c)                                  Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 10 or 11 hereof will cause irreparable injury and incalculable harm to Employer and Employer shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which Employer may have with respect to such breach or threatened breach.

12.                                 BEST EVIDENCE.   This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original. This Agreement may be executed in counterparts.

13.                                 SUCCESSION.   This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

14.                                 ASSIGNMENT.   Neither party shall assign this Agreement or delegate his or its duties hereunder without the express written prior consent of the other party. Any purported assignment violation of this Section 14 shall be null and void and of no force or effect.

15.                                 AMENDMENT OR MODIFICATION.   This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee. Notwithstanding the foregoing, in the event that the Board of Directors of Employer determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that this Agreement should be amended to comply with Section 409A of the Code, then the Board of Directors of Employer may amend this Agreement to make any changes required to comply with Section 409A of the Code.

16.                                 GOVERNING LAW.   (a)  This Agreement shall be governed by and construed in accordance with New York law, without regard to conflicts of law principles. Jurisdiction and venue for any claim or action arising out of or in any way connected to Sections 10 or 11 of this Agreement shall be in the federal or state courts located in the borough of Manhattan, New York City, New York.

(b)                                 Except with respect to any proceeding brought under Sections 10 or 11 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Washington, D.C. pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by Employer, one representative selected by Employee and one representative selected by the first two arbitrators. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two (2) of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either Employer or Employee fail to appoint an arbitrator as required by this Section 16(b) within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

17.                                 NOTICES.   Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

To Employer:	Trans World Corporation
545 Fifth Avenue
Suite 940
New York, New York 10017

With a copy that shall not be notice to:	Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
12th Floor
Washington, DC 20005
Attn: Jeffrey A. Koeppel

To Employee:	Rami S. Ramadan
65 Woodlawn Avenue
New Rochelle, New York 10804

With a copy that shall not be notice to:	Pietragallo, Bosick & Gordon, L.L.P.
One Oxford Centre
38th Floor
Pittsburgh, PA 15219
Attn: George R. Fox
Gavin O’Connor

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of five (5) Business Days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 17.

18.                                 INTERPRETATION.   The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

19.                                 SEVERABILITY.   In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

20.                                 WAIVER.   None of the terms of this Agreement, including this Section 20, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21.                                 PAROL.   This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and this Agreement supersedes any prior understandings, agreements (including the Prior Agreement, which shall be terminated on the Effective Date hereof), undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one hand, and Employee, on the other hand, with respect to the subject matter hereof or Employee’s employment with Employer or Employer’s Affiliates.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement on the        day of October, 2005.

TRANS WORLD CORPORATION		EMPLOYEE

By:	/s/ Julio Heurtematte	By:	/s/ Rami S. Ramadan
	Julio Heurtematte, Chairman,		Rami S. Ramadan
Compensation Committee of the
Board of Directors